BERRY PETROLEUM ANNOUNCES STRONG PRODUCTION GROWTH AND RE-AFFIRMS 2019 ANNUAL PRODUCTION GUIDANCE
DALLAS, Oct. 07, 2019 (GLOBE NEWSWIRE) – Berry Petroleum Corporation (NASDAQ: BRY) (“Berry” or the “Company”) announced today preliminary third quarter production results in line with its full-year production guidance. In addition, the company is continuing its commitment to returning value to shareholders through its fixed dividend and share buy-back policies.
Third Quarter 2019 Production Highlights

•	Third quarter production of 29,600 boe/d up 7.7% compared to last quarter

•	Third quarter September exit rate up 15.8% compared to the June exit rate

•	California production of 22,900 bbl/day for the quarter up more than 10.4% compared to last quarter and 17.7% year-over-year

•	Layered on additional 2019, 2020 and 2021 oil hedges making our oil production coverage more than 60% for the remainder of 2019 and more than 50% for 2020

•	No changes to annual guidance for production or capital spending
“The production growth we have seen in the third quarter is in line with our plan and validates the potential of our quality assets. Our production performance reinforces our confidence that our fields respond to capital and have a long future of manageable, high-returning, low-risk oil production growth, with a well inventory that we believe is at least 20 years,” said Trem Smith, Berry’s chairman of the board and CEO. “Berry’s management team’s focus since 2017 has been on creating and delivering shareholder value. Berry is committed to protecting the base, growing production at a deliberate long-term rate, returning capital to our shareholders, and doing it all out of levered free cash flow throughout the cycle.”
Production Update
Berry’s third quarter production growth is in line with the plan and prior quarterly statements. This growth also highlights Berry’s strong capital efficiency with a 7.9% and 17.7% increase in production compared to the third quarter of 2018 for the Company and California, respectively. The monthly production exit rate for the Company’s third quarter was 15.8% higher in September than the June exit rate for the prior quarter.
Preliminary total Company production for the third quarter ended September 30, 2019 averaged 29,600 boe/d with the month of September averaging 31,700 boe/d, compared to June’s average of 27,400. The month of September production is nearly 88% oil, an increase from 86% in the second quarter of 2019.
This improvement is primarily attributed to Berry’s capital deployment to grow its California production. Preliminary California production, consisting of 100% Brent-based oil, for the quarter is approximately 22,900 bbl/d, an increase of 10.4% compared with last quarter and 17.7% with the third quarter 2018.
Berry also increased its hedge position as highlighted in the table below.

Barrels per day of Brent [1]	Previously Disclosed Amounts	Current Amounts	Average Price [2]
4th quarter 2019	15,000	18,000	$70.20
Fiscal year 2020	12,000	16,000	$64.26
Fiscal year 2021	0	2,000	$58.50
1 Does not include 1,000 barrels of WTI hedged at $61.75 through April 2020.
2 Average Price only in reference to “Current Amounts”
Full-year production and capital spending for 2019 are expected to be at the mid-point of Berry’s original guidance of 28,000 to 31,000 boe/day and $195 million to $225 million, respectively.
Return of Capital

Berry’s business model is designed to create and deliver value to its shareholders. The company has several different levers it can utilize, including fixed dividends and share buybacks, to deliver on this promise. Since going public last July, Berry has delivered $47 million in dividends and repurchased $39 million in shares.
Berry continues to create value for shareholders through the efficient management of operations, and deploying and returning capital. The Company continues to focus on accretive acquisitions that work with its financial policy.
About Berry Petroleum
Berry Petroleum Corporation is a publicly-traded (NASDAQ:BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at www.berrypetroleum.com.
Forward Looking Statements
The information in this press release includes forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements specifically include our expectations as to our future:

•	financial position,

•	liquidity,

•	cash flows,

•	results of operations and business strategy,

•	potential acquisition opportunities,

•	production and other plans and objectives for operations,

•	maintenance capital requirements,

•	expected production and costs,

•	reserves,

•	hedging activities,

•	return of capital,

•	capital investments and other guidance.
Actual results may differ from expectations, sometimes materially, and reported results should not be considered an indication of future performance. Factors (but not all the factors) that could cause results to differ include:

•	volatility of oil, natural gas and natural gas liquids (NGL) prices;

•	our ability to obtain permits and otherwise to meet our proposed drilling schedule and to successfully drill wells that produce oil and natural gas in commercially viable quantities;

•	price and availability of natural gas;

•	changes in laws or regulations;

•	our ability to use derivative instruments to manage commodity price risk;

•	the impact of environmental, health and safety, and other governmental regulations, and of current or pending or future legislation;

•	uncertainties associated with estimating proved reserves and related future cash flows;

•	our ability to replace our reserves through exploration and development activities;

•	timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating well;

•	our ability to make acquisitions and successfully integrate any acquired businesses; and

•	other material risks that appear in the Risk Factors section of the prospectus filed with the SEC in connection with our initial public offering.
You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, continue, could, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes. We undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made.

Contact
Contact: Berry Petroleum Corporation
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
ir@bry.com